Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 4, 2010

For Immediate Release	Contact:	John Kyees
Chief Investor Relations Officer
(215) 454-5500

Urban Outfitters Reports Q4 Earnings Jump 92%

PHILADELPHIA, March 4, 2010 (GLOBENEWSWIRE)—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced record earnings of $78 million and $220 million for the fourth quarter and year ended January 31, 2010, respectively. Earnings per diluted share were $0.45 for the quarter and $1.28 for the year.

As stated in the Company’s previous sales release on February 4, 2010, total Company sales for the fourth quarter reached a record $589 million, an increase of 16% over the comparable quarter last year. Comparable retail segment sales, which include our direct-to-consumer channels, increased 9% for the quarter. Comparable store sales rose 10% and 11% at Anthropologie and Free People, respectively and were flat at Urban Outfitters, for a combined comparable store sales increase of 4%. Direct-to-consumer sales surged 28% reflecting strong growth across all brands and wholesale sales continued to improve as compared to previous quarterly trends, down 2% versus the same quarter last year. Total Company net sales for the year ended January 31, 2010 increased 6%, to a record $1.9 billion.

“We are delighted to announce a series of record-breaking results for the quarter and year, including quarterly earnings growth of 92% and a quarterly operating profit of 20%” said Glen T. Senk, Chief Executive Officer. “The sales and profit trend improved in each quarter throughout 2009, and our current February ‘comp’ sales performance exceeded our fourth quarter ‘comp’. Our team continued to exhibit exceptional discipline in managing expenses while simultaneously making strategic investments in design, the supply chain, technology, International, Direct-to-consumer and our newest businesses, Terrain and Leifsdottir,” continued Mr. Senk.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Urban Outfitters stores	$227,858	$213,435	$760,133	$771,362
Anthropologie stores	211,740	172,098	704,849	642,161
Free People stores	11,738	9,588	38,752	32,907
Terrain	1,438	1,165	6,260	5,656

Store net sales	452,774	396,286	1,509,994	1,452,086

Direct-to-consumer	112,231	87,810	323,739	272,472

Retail segment net sales	565,005	484,096	1,833,733	1,724,558

Wholesale	23,488	23,982	104,082	110,060

Total net sales	$588,493	$508,078	$1,937,815	$1,834,618

For the fourth quarter ended January 31, 2010, gross profit margin improved by 771 basis points, versus the prior year’s comparable quarter. The increase was primarily due to significant improvements in initial merchandise margins and a reduction in merchandise markdowns. For the year ended January 31, 2010, gross profit margin increased by 168 basis points versus the prior comparable year. This increase was primarily due to improvements in initial merchandise margins that were partially offset by a higher rate of store occupancy expense driven by the decrease in comparable store sales.

As of January 31, 2010, inventories increased by $16.4 million or 9.7% on a year-over-year basis. This increase was primarily due to the acquisition of inventory to stock new retail stores. For the quarter ended January 31, 2010, total comparable store inventories decreased by 3% at cost.

For the fourth quarter ended January 31, 2010, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by one basis point versus the prior year’s comparable quarter. This reduction was primarily driven by cost control across all areas of the business, with the most impact coming from direct store related expenses. These reductions were partially offset by an increase in incentive based compensation related to meeting annual performance targets. For the year ended January 31, 2010, selling, general and administrative expenses expressed as a percentage of net sales increased by 51 basis points versus the prior comparable year. This increase was related to an increase in incentive based compensation partially offset by cost control across all other areas of the business with direct store controllable representing the most significant savings.

The Company’s annual effective tax rate for the year ended January 31, 2010 was 36.2% versus 35.6% for the prior year. The increase in the current year rate is primarily attributable to a lower proportion of tax free interest income due to a strategic shift to a mix of lower risk securities versus the prior year’s holdings. The Company estimates that next year’s tax rate will be favorable to this year’s annual rate and more comparable with the January 31, 2010 fourth quarter effective rate of 35.9%. The Company expects a favorable change in next year’s rate due in part to an increase in income generated from foreign operations.

During the year ended January 31, 2010, the Company opened a total of 33 new stores including: 13 Urban Outfitters stores, 16 Anthropologie stores including our first Anthropologie store in Europe, and 4 Free People stores. The Company plans to open approximately 45 new stores during Fiscal 2011.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 155 Urban Outfitters stores in the United States, Canada, and Europe; 2 websites and a catalog; 137 Anthropologie stores in the United States, Canada and Europe, a web site and a catalog; Free People wholesale which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web site and catalog; Leifsdottir wholesale, which sells its product to approximately 65 specialty and select department stores; and one Terrain garden center as of January 31, 2010.

A conference call will be held today to discuss fourth quarter results and will be web cast at 11:00 a.m. EST on: http://phx.corporate-ir.net/playerlink.zhtml?c=115825&s=wm&e=2729530

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	January 31,		January 31,
	2010	2009	2010	2009
Net sales	$588,493	$508,078	$1,937,815	$1,834,618
Cost of sales, including certain buying, distribution and occupancy costs	342,832	335,186	1,151,670	1,121,140

Gross profit	245,661	172,892	786,145	713,478
Selling, general and administrative expenses	126,999	109,698	447,161	414,043

Income from operations	118,662	63,194	338,984	299,435
Other income, net	575	2,953	5,422	10,055

Income before income taxes	119,237	66,147	344,406	309,490
Income tax expense	41,562	25,602	124,513	110,126

Net income	$77,675	$40,545	$219,893	$199,364

Net income per common share:
Basic	$0.46	$0.24	$1.31	$1.20

Diluted	$0.45	$0.24	$1.28	$1.17

Weighted average common shares and common share equivalents outstanding:
Basic	168,499,260	167,309,239	168,053,502	166,793,062

Diluted	172,421,607	170,071,913	171,230,245	170,860,605

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	58.3%	66.0%	59.4%	61.1%

Gross profit	41.7%	34.0%	40.6%	38.9%
Selling, general and administrative expenses	21.5%	21.6%	23.1%	22.6%

Income from operations	20.2%	12.4%	17.5%	16.3%
Other income, net	0.1%	0.6%	0.3%	0.6%

Income before income taxes	20.3%	13.0%	17.8%	16.9%
Income tax expense	7.1%	5.0%	6.4%	6.0%

Net income	13.2%	8.0%	11.4%	10.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2010	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$159,024	$316,035
Marketable securities	342,512	49,948
Accounts receivable, net of allowance for doubtful accounts of $1,284 and $1,229, respectively	38,405	36,390
Inventories	186,130	169,698
Prepaid expenses, deferred taxes and other current assets	80,142	52,331

Total current assets	806,213	624,402

Property and equipment, net	539,961	505,407
Marketable securities	243,445	155,226
Deferred income taxes and other assets	46,474	43,974

Total Assets	$1,636,093	$1,329,009

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$78,041	$62,955
Accrued expenses, accrued compensation and other current liabilities	110,508	78,195

Total current liabilities	188,549	141,150

Deferred rent and other liabilities	150,769	134,084

Total Liabilities	339,318	275,234

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 168,558,371 and 167,712,088 issued and outstanding, respectively	17	17
Additional paid-in-capital	184,620	170,166
Retained earnings	1,121,232	901,339
Accumulated other comprehensive loss	(9,094)	(17,747)

Total Shareholders’ Equity	1,296,775	1,053,775

Total Liabilities and Shareholders’ Equity	$1,636,093	$1,329,009